United States
Securities and Exchange Commission
Washington, D.C.  20549




SCHEDULE 13G


Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Chart Industries Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

16115Q209
(CUSIP number)

12/31/2004
(Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
	[ X ]	Rule 13d-1(b)
	[     ]	Rule 13d-1(c)
	[     ]	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person?s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be ?filed? for
the purpose of Section 18 of the Securities Exchange Act of 1934
(?Act?) or otherwise subject to
the liabilities of that section of the Act but shall be subject to all other provisions of the Act
(however, see the Notes.)




 CUSIP No. 16115Q209

1 - NAME OF REPORTING PERSON
	Eaton Vance Corp.

    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	 04-2718215

2 - CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a)
 	(b)     Group Disclaimed			_X_

3 - SEC USE ONLY

4 - CITIZENSHIP OR PLACE OF ORGANIZATION

	Boston, MA

  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
  WITH:

     5 - SOLE VOTING POWER		0 Shares

     6 - SHARED VOTING POWER		0 Shares

     7 - SOLE DISPOSITIVE POWER		0 Shares

     8 - SHARED DISPOSITIVE POWER	0 Shares


9 - AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     	0 Shares

10 - CHECK IF THE AGGREGATE AMOUNT ON ROW (9) EXCLUDES CERTAIN SHARES

11 - PERCENT OF CLASS REPRESENTED BY AMOUNT ON ROW 9

	0%

12 - TYPE OF REPORTING PERSON

      IA




CUSIP No. 16115Q209


Item 1(a) Name of Issuer:

	Chart Industries Inc.

Item 1(b) Address of Issuer's Principal Executive Office:

	5885 Landerbrook Drive, Suite #150
	Mayfield Heights, OH 44124

Item 2(a) Name of Person Filing:

Eaton Vance Corp.

Item 2(b) Address of Principal Business Office of Person Filing:

      255 State Street
      Boston, MA  02109

Item 2(c) Citizenship:

      United States

Item 2(d) Title of Class of Securities:

      Common Stock

Item 2(e) CUSIP Number:

	16115Q209

Item 3    Eligibility to File Schedule 13G:

      Eaton Vance Corp. is an investment adviser in accordance with S240.13d-1(b)(1)(ii)(E).



Item 4    Ownership:

(a) Amount beneficially owned:	0 shares
(b) Percent of class:			0%
(c) Number of shares as to which the person has:
(i)	Sole power to vote or to direct the vote 0 shares.
(ii)	Shared power to vote or to direct the vote 0 shares.
(iii)	Sole power to dispose or to direct the disposition of 0 shares.
(iv)	Shared power to dispose or to direct the disposition of 0 shares.

Item 5    Ownership of Five Percent or Less of a Class:

	Eaton Vance Corp., as of the date hereof, has ceased to be beneficial owner of more than 5 percent of Chart Industries Inc.

Item 6    Ownership of More than Five Percent on Behalf of Another Person:

      Not applicable

Item 7 Identification and Classification of the Subsidiary, which Acquired the Security Being reported on by the Parent Holding Company:

      Not applicable

Item 8    Identification and Classification of Members of the Group:

      Not applicable

Item 9    Notice of Dissolution of Group:

      Not applicable














Item 10   Certification:

CERTIFICATION AND SIGNATURE

By signing below, I certify that, to the best of my knowledge and belief , the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are
not held for the purpose of or with the effect of changing or influencing the control of the issuer of
the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of its knowledge and belief,
 I certify that the information
set forth in this statement is true, complete and correct.


EATON VANCE MANAGEMENT

By:  /s/Michelle A. Green
       (Signature)
       Michelle A. Alexander, Vice President

2/14/2004
(Date)